EXHIBIT 99.2

COLLEGIATE PACIFIC CLOSES $10 MILLION INITIAL PURCHASER’S OPTION

     Dallas, Texas, Dec. 3 — Collegiate Pacific Inc. (AMEX-BOO) today announced that the initial purchaser in the Company’s recent private offering of 5.75% convertible senior subordinated notes due 2009 has purchased an additional $10 million principal amount of the notes pursuant to the exercise of the option granted to it in connection with the initial offering. The Company has received total gross proceeds of $50 million from the sale of notes in this offering and the initial offering, which closed on November 26, 2004.

     The Company used approximately $1.2 million of the net proceeds to prepay all outstanding borrowings under its revolving line of credit. The Company intends to use the remaining net proceeds for general corporate purposes, including future acquisitions.

     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

     The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.